Exhibit 99.1

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AGREES TO ENTER INTO CONSENT ORDER WITH REGULATORS

Midlothian, Virginia, February 9, 2012. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), announced today that its wholly owned bank subsidiary, Village Bank (the “Bank”), has entered into a consent order with federal and state banking regulators to improve credit quality and maintain minimum capital levels identified in the consent order. The expectation of entering into such a formal agreement was previously disclosed in our news release dated November 16, 2011.

The Bank has agreed with the Federal Deposit Insurance Corporation and the Virginia Bureau of Financial Institutions, among other matters, to: (1) improve its credit risk exposure; (2) comply with regulatory capital requirements of 8% Tier 1 leverage capital and 11% total risk-based capital ratios; and (3) not grow its assets more than 10% per year.

The regulators’ concerns are primarily focused on problem loans, which have been difficult for most banks, particularly community banks such as Village Bank whose primary income is earned from interest on loans. Large banks, by comparison, earn as much as 40% to 50% of their total income from an assortment of fees - revenue that has helped these financial institutions offset loans gone sour during the recession.

Tom Winfree, President and CEO of the Bank, commented “The continued depressed economy has had a detrimental effect on our loan portfolio and borrowers’ ability to repay those loans as it has with most community banks. This in turn has heightened regulatory concern over our Bank’s ability to recover all amounts owed to it and the effect on our Bank’s capital. We believe that the terms of the consent order are prudent in this economic environment and we have and will devote substantial resources to complying with it.”

Winfree noted that as a result of comments received from the regulators the Bank will take a more aggressive approach to working through bad loans. The Bank plans to add new, full-time, experienced employees to its Special Assets division to help it better identify and resolve problems. And it will devote substantial resources to develop and implement a plan to manage the Bank’s troubled loans and foreclosed real estate.

Winfree also noted that the consent order will not affect FDIC deposit insurance coverage and that customer deposits remain protected and insured by the FDIC up to $250,000 per depositor. No depositor has ever lost a penny of insured deposits since the FDIC was created in 1933.

“I want our customers to know that their money is safe,” he said. “Many of them have been with us a long time and believe in our home-town approach to banking. Our compliance with the consent order will not compromise our customer service. In the long run, we believe we will be a stronger bank.”

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation. The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.